Exhibit (k)(2)

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated September 08, 2026, is between Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio, and those investment companies listed on Schedule A to this Agreement, as may be amended from time to time (each a “Fund” and collectively, the “Funds”).

Background

Each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

Each Fund hereby engages Ultimus, and Ultimus hereby agrees, to provide the Fund with the services (collectively, the “Services”) set forth in the services addendum (or addenda, as the case may be) attached hereto and referenced in the Fund’s Fee Letter. The services addendum (or addenda, as the case may be) attached hereto is/are incorporated by this reference into this Agreement.

2.	Allocation of Charges and Expenses

2.1.

Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of a Fund who are affiliated persons of Ultimus, except when such person is serving as a Fund’s chief compliance officer (the “Chief Compliance Officer”).

2.2.

Each Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under U.S. federal and state securities laws and any foreign securities laws; fees and reimbursable expenses of officers, directors, and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation; translation services used to communicate with non-English speaking investors; and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.	Compensation

Each Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, that certain Master Fee Letter by and between Ultimus and Franklin Advisers, Inc. dated [Date], as may be amended from time to time by the signatories thereto (the “Fee Letter”), which may be amended from time to time in writing as agreed to by the signatories thereto. Each Fee Letter is incorporated by this reference into this Agreement.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in the Fee Letter, each Fund agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.

Upon the Fund’s request, reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Fund’s Board (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

4.4.

The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.

Subject to prior written confirmation of the Fund, all fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.6.

Any expenses Ultimus shall reasonably incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.7.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”);

4.8.	A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning;

4.9.

A reasonable allocation of the cost of Arch™ software, used by Ultimus for the collection of capital statements, financial statements, investor notices, K-1s, or other communications for underlying investment funds, as available through the software; and

4.10.

Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement, provided that to the extent practicable, any such additional out-of-pocket expenses in excess of $1,000 (individually) shall require pre-approval of the Fund.

5.	Maintenance of Books and Records

5.1.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act (“Federal Securities Laws”).

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5.2.	Ownership/Retention/Destruction of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, the “Client Records”) shall be the property of the Fund.

B.

The Fund agrees to reimburse Ultimus for the cost of maintaining the Client Records, which shall include any storage, copying, transmission, and/or destruction of the Client Records as provided for hereunder.

C.

Ultimus will keep the Client Records for so long as may be required by Federal Securities Laws, and upon expiration of any such required holding period will destroy the Client Records at the Fund’s expense in accordance with Ultimus’ Records Destruction Policy and in a manner consistent with the Fund’s document retention procedures. If the Fund does not want the Client Records destroyed, the Fund may request in writing that Ultimus preserve the Client Records, whereupon Ultimus will continue to store the Client Records at the Fund’s expense until such time as otherwise notified by the Fund in writing.

D.

Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

E.

Ultimus agrees to furnish to the Fund, or to such other third-party as the Fund may direct, at the expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as reasonably practicable after any such termination of this Agreement. If Ultimus is required by Federal Securities Laws to maintain any Client Records, it will provide the Fund, or such other third-party as the Fund may direct with copies of the Client Records as soon as reasonably practical after the termination.

F.

If this Agreement is terminated as a result of the liquidation of the Fund, Ultimus will destroy all Client Records of the liquidating Fund upon the expiration of any such required holding period required by Federal Securities Laws.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.

If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order or take other analogous action. If a protective order or other remedy is not obtained, then Ultimus will furnish only that portion of the Client Records that Ultimus is advised by reasonable opinion of counsel is legally required and will exercise its reasonable efforts to assist the Fund in its efforts to obtain a protective order and/or other reliable assurance that confidential treatment will be accorded to the Client Records that are disclosed.

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6.	Subcontracting

Ultimus may, at its expense and solely with the express written consent of the Fund which is not to be unreasonably withheld or delayed, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall use good faith and reasonable care in selecting such subcontractor and shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Upon engagement of a subcontractor, Ultimus shall, within a reasonable time frame, notify the Fund of such arrangement.

7.	Effective Date

7.1.	This Agreement shall become effective on September 08, 2026 (the “Effective Date”).

8.	Term

8.1.	Initial Term. The initial term of this Agreement will be from the Effective Date through September 08, 2030 (the “Initial Term”)

8.2.

Renewal Terms. This Agreement will automatically renew for successive terms of one (1) year each unless the parties agree in writing upon a longer term, or either Ultimus or the Funds provide the other written notice of its intent not to renew this Agreement as described below in Section 8.3.C. (the “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.

Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)

a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 90 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party’s willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement;

(3)

the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 90 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 90-day notice period;

(4)

a final and unappealable judicial, regulatory, or administrative ruling or order (an “Action”) in which the Non-Terminating Party has been found guilty of fraud or similar charges in the conduct of its business;

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(5)

the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(6)

the Non-Terminating Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) becomes subject to a material Action or an Action that the Terminating Party reasonably determines could cause it reputational harm; or

(7)	with respect to any Fund, liquidation of that Fund.

B.

Out-of-Scope Termination. If a Fund demands services that are beyond the scope of this Agreement such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, Ultimus may terminate this Agreement with respect to that Fund upon not less than 90 days’ prior written notice.

C.

End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 120 days prior to the end of the Initial Term or then-current Renewal Term.

D.

Early Termination. Any termination of this Agreement in whole or in part other than termination under Section 8.3.A-C is deemed an “Early Termination.” Upon the occurrence of an Early Termination at the election of the Fund, the Fund shall be subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.

Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 30 calendar days of receipt by the Fund of an invoice from Ultimus following the termination date provided in the notice of termination.

8.4.	No Waiver. Failure by any party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Classes of Shares.

In the event that a Fund establishes additional classes of shares after the Effective Date, each such class of shares shall become, at the discretion of the Fund and Ultimus, a class of shares of the Fund under this Agreement.

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10.	Standard of Care; Limits of Liability; Indemnification

10.1.

Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. Additionally, Ultimus shall provide the Services in accordance with the applicable provisions of Section 17A under the 1934 Act (as defined herein) and the rules and regulations thereunder applicable to Ultimus acting as a transfer agent.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following, provided that Ultimus has acted in accordance with the standard of care set forth above:

(1)

performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of a Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of a Fund for certain purposes). Ultimus shall adopt reasonable policies and procedures to verify that any authorization to perform Services or duties is provided by a person authorized to do so;

(2)	using valuation information provided by a Fund’s approved third-party pricing service(s) or the investment adviser(s) to a Fund;

(3)

any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ actual or constructive knowledge and reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties where Ultimus did not have actual or constructive knowledge of such corrupt, faulty or inaccurate data;

(4)	any error, action or omission by a Fund or other past or current service provider;

(5)

any failure to properly register a Fund’s shares in accordance with the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any foreign country, or any state blue sky laws (except, as it pertains to state blue sky registration, to the extent such failure results from Ultimus’ failure to perform the blue sky services as described in this Agreement in accordance with the standard of care set forth in Section 10.1); and

(6)	any offer or sale of a Fund’s shares outside of the United States.

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B.

Ultimus may apply to a Fund at any time for instructions and may, with the Fund’s written permission, consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Provided that Ultimus has met the standard of care provided for in Section 10.1 of this Agreement, Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion. If Ultimus does obtain an opinion of such counsel, accountants, or other experts qualified to render such opinion, Ultimus will share a copy of the opinion with the Fund.

C.

A copy of each Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Directors or Trustees (as applicable) of the Fund individually and that the obligations of this instrument are not binding upon any of the Directors, Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of a Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.

The Board has and retains primary responsibility for oversight of all compliance matters relating to a Fund, including, but not limited to, compliance with Federal Securities Laws, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information, and as applicable) any foreign laws, registrations, and tax obligations. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.

To the maximum extent permitted by law, each Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total fees (but excluding any expenses) received by Ultimus under this Agreement during the most recent rolling 24-month period immediately preceding the date of the event giving rise to the claim or the actual time period this Agreement has been in effect if less than 24 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.

In no event shall any party be liable to the other party for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or such party was advised of the possibility thereof. No party shall liable for any corrupt, faulty or inaccurate data

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provided to Ultimus or a Fund by any third-parties (including, without limitation, any investment adviser to a Fund) for use in delivering Ultimus’ Services to the Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data unless it knows or should have known of facts creating a reasonable basis to assume or believe such data is inaccurate. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.

Notwithstanding the foregoing provisions, each Fund shall indemnify, defend, and hold harmless Ultimus against Losses arising from circumstances under Section 10.2.A; provided, however, that the Fund shall not have any obligation to indemnify Ultimus hereunder for any Losses that arise out of Ultimus’ willful misfeasance, bad faith or gross negligence.

C.

Upon the assertion of a claim for which any party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.

The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

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11.	Force Majeure.

No party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply. Any party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. Reasonably foreseeable breaches resulting from a breach of Section 13.3 will not be deemed hereunder to be beyond the reasonable control of Ultimus. Ultimus shall resume operations and provide the Services described under this Agreement as soon as reasonably practicable following any force majeure event described above.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)

For the duties and responsibilities under this Agreement, it is currently and will continue to abide in all material respects by all applicable U.S. federal and state laws, including, without limitation, U.S. federal and state securities laws; regulations, rules, and interpretations of the U.S. Securities and Exchange Commission (“SEC”) and its authorized regulatory agencies and organizations, including Financial Industry Regulatory Authority, Inc. (“FINRA”) (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

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12.2.	Representations of the Funds. Each Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

It shall use commercially reasonable efforts to cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Fund or the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.

(B)

The Fund’s organizational documents, registration statement and prospectus, in all material respects, are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(C)

Any officer of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.	Insurance

13.1.

Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.

Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be materially canceled or reduced. Such notification shall include the date of change and the reasons therefore.

13.3.

Business Continuity Plan. At all times in connection with its actual or required performance of the Services hereunder, Ultimus shall maintain a Business Continuity Plan (the “Plan”), implement such Plan in the event of any unplanned interruption of the Services and test such Plan no less frequently than annually and, upon request, the Fund may participate in such test. Upon request, Ultimus shall provide the Fund with a letter confirming the completion of the most recent business continuity test.

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14.	Information Provided by the Funds

14.1.

Prior to the Effective Date. Prior to the Effective Date and upon request, each Fund will furnish, or cause to be furnished, to Ultimus the following, provided that any information contained in public filings or otherwise publicly available shall be deemed to have been furnished to Ultimus:

(A)	copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s Bylaws and any amendments thereto;

(C)

copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)	the Fund’s notification of registration under the Investment Company Act;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	an accurate, current list of shareholders of the Fund showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(I)	copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(K)	copies of the current underwriting agreement for the Fund;

(L)

contact information for the Fund’s service providers (other than Ultimus), including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and Chief Compliance Officer; and

(M)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Effective Date. After the Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1 reasonably requested by Ultimus.

15.	Compliance with Law

Each Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended. If the Fund’s shares are offered for sale or sold outside of the United States, the Fund

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assumes full responsibility for ensuring that any such offer or sale complies with all applicable laws, regulations, and registration requirements in any non-U.S. jurisdiction, including, without limitation, any tax withholding, reporting, or remittance obligations imposed by the foreign jurisdiction, and agrees to promptly notify Ultimus if the Fund receives any inquiries from, or is the subject of an examination by, any regulatory or law enforcement authority stemming from or related to the offer or sale of shares in the foreign jurisdiction.

16.	Privacy and Confidentiality

16.1.

Definition of Confidential Information. The term “Confidential Information” shall mean all information that any party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to itself, clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.

Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.	Treatment of Confidential Information

(A)

Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information, and in no event less than a commercially reasonable standard of care, to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

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(C)	Each party further agrees that:

(1)

The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)

Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law (provided that it promptly notify the Disclosing Party of such request(s) so that the Disclosing Party may seek an appropriate protective order) or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)

Additionally, Ultimus may use Confidential Information to develop or publish reports that represent broad trends typically supplied in the investment company industry (the “Indicators”) to companies that track or report price, performance or other information regarding investment companies, so long as the information is anonymized (i.e., the Fund’s name is not used in, or provided with, such Confidential Information) and the Confidential Information is under no circumstances published, made available, distributed or otherwise disclosed to any third party, whether aggregated, anonymized or otherwise in connection with the Indicators;

(4)

The Receiving Party will immediately notify the Disclosing Party after becoming aware of any unauthorized disclosure or use and will provide reasonable assistance with the Disclosing Party to protect all proprietary rights in any Confidential Information. In the event of a confirmed unauthorized disclosure or use of Confidential Information caused by Ultimus, Ultimus will provide reasonable assistance to the Fund in its notification of such breach to the relevant supervisory authority and those individuals impacted, as required by applicable federal and state laws. In the event that such confirmed unauthorized disclosure or use of Confidential Information is the direct result of Ultimus’ gross negligence or willful misconduct in performing the Services hereunder, Ultimus will offer credit monitoring for a one-year period to the impacted shareholders. Ultimus will not disclose or use Confidential Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out Ultimus’ obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable federal and state laws; and

(5)	The Receiving Party shall be responsible for any disclosure of Confidential Information by its agents, contractors, subcontractors, and licensees as if it was its own disclosure.

16.4.

Data Processing Addendum; Data Security Addendum. In furtherance of and without limiting the provisions of this Section 16, the parties agree to be bound by the terms of that certain Data Processing Addendum and that certain Data Security Addendum, both dated [Date], as the same may be amended from time to time by the signatories thereto (the “Data Addenda”). The Data Addenda are incorporated by this reference into this Agreement.

16.5.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

Ultimus Master Services Agreement
[Date]	Page 13 of 17

17.	Press Release

Within the first 60 days following the Effective Date, the Fund agrees to review in good faith, including considering any legal, tax, regulatory or similar restrictions, a press release (in any format or medium) announcing this Agreement with Ultimus; provided that Ultimus must obtain the Fund’s written consent prior to publication of such release.

18.	Non-Exclusivity

The services of Ultimus rendered to the Funds are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of a Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person, provided that any and all such persons do not share any Confidential Information of the Fund with any third party (except as necessary to provide the Services on a need to know basis, provided that any such third party is bound by the same confidentiality as Ultimus, and Ultimus agrees to indemnify the Fund for any loss suffered in the event that such third party breaches its obligation of confidentiality, unless the Fund has requested the sharing of such Confidential Information) and do not use any Confidential Information of the Fund in connection with the rendering of any services to any other person or entity.

19.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail, overnight delivery, or certified mail at the following address.

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[Date]	Page 14 of 17

20.1.	If to a Fund:

The Funds

Attn: Chief Legal Officer (for legal notices only)

Address: One Franklin Parkway

San Mateo, CA 94403-1906

(650) 312-2000

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Email: legal@ultimusfundsolutions.com

21.	General Provisions

21.1.

Incorporation by Reference. This Agreement and its addenda, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend, modify, or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)

Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by any of the parties except by the specific written consent of the non-assigning party(ies).

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to any Fund because of reorganization, recapitalization, or change of domicile.

(C)

Each party may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that such party provides the other party at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

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[Date]	Page 15 of 17

21.5.

Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.

No Third-Party Beneficiaries. Except as expressly provided herein, no person or entity other than the parties to this Agreement shall be deemed a third-party beneficiary of this Agreement, nor shall any such person or entity have any right to enforce any provision of this Agreement or assert any claim arising out of or relating to this Agreement.

21.7.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.8.

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.9.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Ultimus Master Services Agreement
[Date]	Page 16 of 17

The parties duly executed this Agreement as of September 08, 2026.

	The Funds		Ultimus Fund Solutions, LLC

By:		By:
Name:		Name:	Gary Tenkman
Title:		Title:	Chief Executive Officer

Ultimus Master Services Agreement
[Date]	Page 17 of 17

Schedule A

List of Funds

to

Master Services Agreement

dated September 08, 2026

Franklin Lexington Private Markets (FLEX)

Franklin BSP Lending Fund (FBLUX)

Franklin Templeton Infrastructure Fund (FTINFRA)

Clarion Partners Real Estate Income Fund (CPREX) and CPREX OP

Franklin Lexington Venture and Growth Fund (FLEX VG)